Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:

Douglas L. Cox

EVP & Chief Financial Officer

Opinion Research Corporation

(609) 452-5274

OPINION RESEARCH REPORTS FIRST QUARTER EARNINGS PER

SHARE INCREASE OF 25% ON AN 11% INCREASE IN REVENUES

PRINCETON, N.J. – May 3, 2004 – Opinion Research Corporation (NASDAQ: ORCI), today announced financial results for the first quarter ended March 31, 2004. Summarizing the quarter’s results, Chairman and CEO John F. Short said, “We are pleased with the improvement in our performance which is reflected in increased revenues, operating income, net income and earnings per share. In our US market research business, which struggled in the recessionary environment, our backlog has more than doubled since year-end 2003.

Revenues

Revenues for the first quarter were $48.0 million versus $43.2 million in the prior year’s first quarter, an increase of 11 percent. Social research revenues were $30.9 million versus $27.8 million in last year’s first quarter. Market research revenues totaled $13.4 million versus $12.0 million in the prior year’s first quarter. Teleservices revenues were $3.6 million versus $3.4 million in last year’s first quarter. Market research revenues were favorably impacted by $.8 million due to the depreciation of the US dollar relative to other currencies.

Income and Cash Flow

Operating income for the first quarter was $3.4 million, versus $2.4 million in last year’s first quarter, an increase of 40 percent. Net income for the first quarter was $0.9 million, or $0.15 per diluted share, versus net income of $0.7 million, or $0.12 per diluted share in last year’s first quarter, increases of 28 percent and 25 percent respectively. Net income growth lagged operating income growth due to the income tax provision, which is adversely affected as the company is not providing tax benefits on state and non-US losses. Cash flow was used to further reduce debt by $1.7 million during the quarter.

Business Outlook

Mr. Short commented, “We believe that the outlook for our US commercial businesses is improving, based on increases in backlog, the volume of new business inquiries we are receiving and the proposals we are submitting to potential clients. We also expect our social research business and our non-US commercial businesses to continue to meet our expectations.”

The company reconfirms its earlier revenue guidance for 2004 of $184 million to $189 million. The company intends to refinance its debt during 2004. This refinancing requires a write-off of unamortized fees relating to the old loans, which at March 31 were $2.6 million. Given a favorable operating outlook and taking into account this write-off, the company is reducing its earlier net income and earnings per share guidance by $.5 million or $0.07 per diluted share to $3.0 to $3.5 million and $0.46 to $0.54 per diluted share.

The statements above concerning the company’s business outlook for 2004 are based on current expectations. These statements are forward-looking and actual results may differ materially.

Conference Call

The company has scheduled an investor conference call for 10:00 a.m. (ET) on Tuesday, May 4. The dial-in number for the live conference call will be 800-730-8227 (706-634-7466 outside the US and Canada). There will be a live web cast of the conference call over the investor relations page of the company’s Web site at www.opinionresearch.com as well as at www.fulldisclosure.com.

For those who cannot listen to the live broadcast, an audio replay of the call will be available on the above web sites for 30 days. A telephone replay of the call will also be available from 1:00 p.m. on May 4 until 11:59 p.m. on May 11. To listen to the telephone replay, dial 800-642-1687 (706-645-9291 outside the US and Canada) and enter conference ID # 6914275.

About Opinion Research Corporation

Founded in 1938, Opinion Research Corporation provides commercial market research, health and demographic research for government agencies, information services, teleservices and consulting. The company is a pioneering leader in the science of market and social research, and has built a worldwide data-collection network. Further information is available at www.opinionresearch.com.

This release contains, within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995, forward-looking statements that are based on management’s beliefs and assumptions, current expectations, estimates and projections. Many of the factors that will determine the company’s financial results are beyond the ability of the company to control or predict. These statements are subject to risks and uncertainties and therefore actual results may materially differ. The company disclaims any obligation to update any forward-looking statements whether as a result of new information, future events, or otherwise. Important factors and risks that may affect future results are described in the company’s filings with the Securities and Exchange Commission, copies of which are available upon request from the company.

OPINION RESEARCH CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except share and per share amounts)

	For The Three Months Ended March 31,		% Incr
	2004	2003
Revenues	$47,961	$43,164	11
Cost of revenues, exclusive of depreciation	33,718	29,806

Gross profit	14,243	13,358	7

Selling, general and administrative expenses	9,898	9,974
Depreciation and amortization	942	946

Operating income	3,403	2,438	40

Interest and other non-operating expenses, net	1,599	1,173

Income before provision for income taxes	1,804	1,265	43

Provision for income taxes	866	532

Net income	$938	$733	28

Net income per common share:
Basic	$0.15	$0.12

Diluted	$0.15	$0.12	25

Weighted average shares outstanding:
Basic	6,148,927	6,042,809	2
Diluted	6,334,952	6,068,124	4

OPINION RESEARCH CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	31-Mar-04	31-Dec-03		31-Mar-04	31-Dec-03
Assets			Liabilities and stockholders’ equity

Current assets:			Current liabilities:
Cash and equivalents	$1,062	$2,766	Accounts payable	$6,445	$5,473
Accounts receivable	25,063	24,890	Accrued expenses	12,261	13,829
Allowance for doubtful accounts	(270)	(336)	Deferred revenues	2,950	2,183
Unbilled services	15,329	14,140	Short-term borrowings	28,715	3,000
Prepaid expenses and other current assets	4,038	3,161	Other current liabilities	805	762

Total current assets	45,222	44,621	Total current liabilities	51,176	25,247

Non-current assets:
Fixed assets, net of depreciation	8,684	9,099	Long-term borrowings	14,538	41,922
Goodwill	32,647	32,537	Other liabilities	1,408	1,543
Other intangibles, net of amortization	602	715
Other non-current assets	8,336	8,739	Redeemable equity	8,900	8,900

Total non-current assets	50,269	51,090	Total stockholders’ equity	19,469	18,099

Total assets	$95,491	$95,711	Total liabilities and stockholders’ equity	$95,491	$95,711

OPINION RESEARCH CORPORATION AND SUBSIDIARIES

Segment Information

(in thousands)

	US Market Research	UK Market Research	Teleservices	Social Research	Total Segments	Other	Consolidated
Three months ended March 31, 2004:

Revenues from external customers	$6,315	$5,920	$3,608	$30,933	$46,776	$1,185	$47,961
Operating income (loss)	(516)	213	390	3,339	3,426	(23)	3,403
Interest and other non-operating expenses, net							1,599
Income before provision for income taxes							1,804

Three months ended March 31, 2003:

Revenues from external customers	$6,584	$4,612	$3,389	$27,805	$42,390	$774	$43,164
Operating income (loss)	(978)	186	257	3,010	2,475	(37)	2,438
Interest and other non-operating expenses, net							1,173
Income before provision for income taxes							1,265